Exhibit 99.1

Garrett Motion Reports Second Quarter 2021

Financial Results

Second Quarter 2021 Highlights

•	Reported net sales totaled $935 million, up 82.6% at constant currency*
•	Net income available to common shareholders totaled $385 million; Adjusted net income* was $90 million
•	Adjusted EBITDA* increased to $168 million; Adjusted EBITDA margin* improved to 18.0%
•	Net cash used for operating activities totaled ($423) million
•	Adjusted free cash flow* totaled $121 million; Adjusted free cash flow conversion rate* was 134%
•	Completed financial restructuring and emerged from Chapter 11 on April 30, 2021
•	Commenced trading common shares on Nasdaq exchange under ticker “GTX” effective May 3, 2021

First Half 2021 Highlights

•	Net sales totaled $1,932 million, up 47.8% at constant currency*
•	Net income available to common shareholders totaled $280 million; Adjusted net income* was $188 million
•	Adjusted EBITDA* increased to $344 million; Adjusted EBITDA margin* improved to 17.8%
•	Net cash used for operating activities totaled ($391) million
•	Adjusted free cash flow* totaled $258 million; Adjusted free cash flow conversion rate* was 137%

ROLLE, Switzerland, July 29, 2021 – Garrett Motion Inc. (Nasdaq: GTX), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter and six months ended June 30, 2021.

$ millions (unless otherwise noted)	Q2 2021	Q2 2020	H1 2021	H1 2020
Net sales	935	477	1,932	1,222
Cost of goods sold	742	397	1,543	1004
Gross profit	193	80	389	218
Gross profit %	20.6%	16.8%	20.1%	17.8%
Selling, general and administrative expenses	51	47	106	104
Income before taxes	439	2	358	55
Net income (loss)	409	(9)	304	43
Adjusted net income*	90	21	188	78
Adjusted EBITDA*	168	63	344	171
Adjusted EBITDA margin*	18.0%	13.2%	17.8%	14.0%
Net cash used for operating activities	(423)	(152)	(391)	(95)
Adjusted free cash flow*	121	(158)	258	(100)

* See reconciliations to the nearest GAAP measure in pages 6-15.

“During the second quarter, Garrett outperformed global auto production by approximately 32 percentage points, demonstrating continued demand for Garrett’s cutting-edge technologies, share-of-demand gains, and strong execution,” said Olivier Rabiller, Garrett President and CEO. “Our record net sales for Q2 however were affected by temporary component shortages, which slowed industry production. By drawing upon our flexible operating platform and global capabilities, we were able to mitigate the impact of the current supply-demand imbalance and capitalize on a positive sales mix to generate a robust Adjusted EBITDA margin in the quarter of 18.0%. We believe our proven and resilient business model enables Garrett to adapt quickly to short-term market disruptions. Despite the ongoing volatility in the macro environment, we expect to produce net sales growth at constant currency for the full year 2021 between 18% and 23% and maintain our leading-industry margins.

“On April 30th, Garrett successfully completed its financial restructuring and emerged with a significantly improved balance sheet with less debt. Our new capital structure combined with our greater operational and financial flexibility enhances our position to take advantage of both organic and inorganic growth opportunities while further investing in new, differentiated technologies. As we move forward as a stronger, more financially sound company, we intend to accelerate our innovations to the market for the benefit of our global customers and create long-term value for shareholders.”

Results of Operations

Net sales for the second quarter of 2021 were $935 million compared to $477 million in the second quarter of 2020, an increase of 96.0%. Net sales at constant currency increased 82.6% and total volumes expanded approximately 84% to 3.4 million units. The year-over-year increase was primarily driven by higher volumes across Europe and North America as Garrett’s manufacturing facilities in these regions reduced production in the second quarter of 2020 due to the COVID-19 pandemic.

For the six months ended June 30, 2021, reported net sales totaled $1,932 million compared to $1,222 million for the six months ended June 30, 2020. Net sales at constant currency increased 47.8% for the six months ended June 30, 2021.

Cost of goods sold for the second quarter of 2021 was $742 million compared to $397 million in the second quarter of 2020 primarily due to higher volumes. For the six months ended June 30, 2021, cost of goods sold was $1,543 million, compared to $1,004 million for the same period in 2020.

Gross profit percentage for the second quarter of 2021 increased to 20.6% from 16.8% in the second quarter of 2020 primarily due to higher volume leverage. For the six months ended June 30, 2021, gross profit percentage was 20.1% compared to 17.8% for the six months ended June 30, 2020.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2021 increased to $51 million from $47 million in the prior year period primarily due to foreign exchange rates fluctuations. For the six months ended June 30, 2021, SG&A totaled $106 million compared to $104 million for the same period in 2020.

Interest expense for the second quarter of 2021 was $24 million versus $20 million in the second quarter of 2020 mainly due to the issuance of the Series B Preferred Stock, partially offset by fees in the prior year period related to amendments to the company’s previous credit facilities. For the six months ended June 30, 2021, interest expense totaled $45 million versus $36 million for the same period in 2020.

Non-operating income for the second quarter of 2021 increased to $26 million from $4 million in the second quarter of 2020, primarily due to foreign exchange rates fluctuations related to the debt, which was unhedged due to the restrictions placed on the company in Chapter 11 (see below under “Emergence from Chapter 11”).

For the six months ended June 30, 2021, there was no non-operating income or expense. This compares to non-operating income of $8 million for the six months ended June 30, 2020.

Reorganization items - net for the second quarter of 2021 were a gain of $295 million, representing a $502 million gain on the settlement of Honeywell claims, partially offset by $96 million in professional service fees related to the Chapter 11 cases, $39 million in Directors and Officers insurance related to Chapter 11 cases, $25 million write off on debt issuance costs of the company’s old term loan debt, $13 million in employee stock awards cancellation, and $34 million in other costs mainly related to unsecured notes settlement. There were no Reorganization items – net in the second quarter of 2020.

For the six months ended June 30, 2021, reorganization items – net were a gain of $121 million. There were no Reorganization items – net in the prior year period.

Net income available to common shareholders for the second quarter of 2021 was $385 million compared to a net loss available to common shareholders of $9 million in the second quarter of 2020. For the six months ended June 30, 2021, net income available to common shareholders totaled $280 million compared to net income available to common shareholders of $43 million for the same period in 2020.

Net cash used for operating activities for the second quarter of 2021 totaled ($423) million versus ($152) million in the second quarter of 2020. For the six months ended June 30, 2021, net cash used for operating activities totaled ($391) million compared to ($95) million for the six months ended June 30, 2020.

Expenditures for property, plant and equipment for the second quarter of 2021 totaled $22 million, or 2.4% of net sales, compared to $24 million, or 5.0% of net sales, in the second quarter of 2020.

For the six months ended June 30, 2021, capital expenditures were $40 million, or 2.1% of net sales, compared to $63 million, or 5.2% of net sales, for the six months ended June 30, 2020.

Non-GAAP Financial Measures

Adjusted net income, which excludes Reorganization items - net, unhedged debt exposure, restructuring costs and stock-based compensation, for the second quarter of 2021 was $90 million. This compares to adjusted net income of $21 million, which excludes Honeywell indemnity obligation expenses and litigation fees, restructuring costs and stock-based compensation, in the second quarter of 2020.

For the six months ended June 30, 2021, adjusted net income increased to $188 million from $78 million for the same period in 2020.

Adjusted EBITDA for the second quarter of 2021 increased to $168 million from $63 million for the same period in 2020 primarily due to higher volumes. The Adjusted EBITDA margin increased to 18.0% in the quarter from 13.2% in the second quarter of 2020.

For the six months ended June 30, 2021, Adjusted EBITDA and Adjusted EBITDA margin were $344 million and 17.8%, respectively, compared to $171 million and 14.0% for the same period in 2020.

Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock-based compensation, was $121 million for the second quarter of 2021 for an adjusted free cash flow conversion rate of 134%. This compares to Adjusted free cash flow of ($158) million, which excludes Indemnity-related payments to Honeywell, repositioning costs and stock-based compensation, in the second quarter of 2020.

For the six months ended June 30, 2021, adjusted free cash flow was $258 million compared to ($100) million for the same period in 2020.

Liquidity and Capital Resources

As of June 30, 2021, Garrett had $662 million in available liquidity, including $401 million in cash and cash equivalents and approximately $261 million undrawn commitments under its revolving credit facility.

As of June 30, 2021, consolidated debt and net debt, which excludes the Series B Preferred Stock, totaled $1,247 million $846 million, respectively. Honeywell may have the right to redeem the Series B Preferred Stock in accordance with its terms as soon as the fourth quarter of 2021.

Emergence from Chapter 11

As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization (“Plan”) that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York. With the support of a significant majority of its stakeholders, led by funds managed by Centerbridge Partners, L.P. (“Centerbridge”) and funds managed by Oaktree Capital Management, L.P. (“Oaktree”), Garrett remained a publicly traded company and listed its common stock on Nasdaq under the ticker symbol GTX.

At emergence, Garrett had approximately 65.0 million shares of new common stock issued and outstanding. In addition, Garrett had approximately 247.8 million shares of new Convertible Series A Preferred Stock outstanding, which is convertible into common stock and votes on an as-converted basis with common stock. The Series A Preferred Stock pays cumulative dividends at an annual rate of 11% on the stated amount per share plus the amount of any accrued and unpaid dividends on such share.

The Plan also eliminated the previous asbestos indemnity and all related liabilities to Honeywell incurred by Garrett in its 2018 spin-off, and settled all litigation between Garrett and Honeywell. The elimination of the 30-year indemnity substantially reduced Garrett’s effective leverage and increased its operational, financial and strategic flexibility. In return for elimination of the indemnity, Garrett made an initial cash payment to Honeywell of $375 million at emergence and issued to Honeywell Series B Preferred Stock that entitles Honeywell to certain cash payments from 2022 to 2030. The Series B Preferred stock is repayable at any time at a present value based on a discount rate of 7.25%.

The Company also obtained a $1.25 billion equivalent term loan, alongside a new $300 million revolving credit facility. The restructuring substantially decreased Garrett’s long-term debt and improved its maturity profile.

Full Year 2021 Outlook

Garrett is providing the following outlook for the full year 2021 for certain GAAP and Non-GAAP financial measures.

Full Year 2021 Outlook
Net sales (GAAP)	$3.70 billion to $3.90 billion
Net sales growth at constant currency (Non-GAAP)*	+18% to +23% Outperforming global LV auto production by 8 to 12 percentage points)
Net income (GAAP)	$428 million to $468 million
Adjusted EBITDA (Non-GAAP)*	$590 million to $640 million
Net cash used for operating activities (GAAP)	($291) million to ($191) million
Adjusted free cash flow (Non-GAAP)*	$300 million to $400 million

* See reconciliations to the nearest GAAP measure in pages 6-15.

Garrett’s full year 2021 outlook, as of July 29, 2021, reflects the company’s expectation that global light vehicle auto production will increase between 10% and 11% for the full year 2021 and that global commercial vehicle production will increase between 3.5% and 4.5% for the full year 2021. Garrett’s capital expenditures and RD&E expenses for the full year 2021 are expected to total approximately 3.5% and 4.3%, respectively, of net sales. The full year 2021 outlook also assumes an exchange rate of 1.20 EUR to 1.00 USD.

Conference Call

Garrett will host a conference call on Thursday, July 29, 2021 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-833-797-0899 and the dial-in number for international callers is +1-409-937-8894. The access code for all callers is 5571018. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through August 12, 2021 by dialing +1-855-859-2056 in the U.S. and +1-404-537-3406 outside the U.S., and then entering the access code 5571018. The webcast will also be archived on Garrett’s IR website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic on Garrett’s business, financial results and financial conditions, industry trends, Garrett’s strategy, and Garrett’s capital structure following emergence from the Chapter 11 process. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the three months ended June 30, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, Adjusted Net Income, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Conversion Rate and Net cash provided by operating activities less Expenditures for property, plant and equipment. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA and Adjusted EBITDA Margin are important indicators of operating performance because they exclude the effects of income taxes and certain other items, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly report on Form 10-Q for the period ended June 30, 2021.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions, except per share amounts)
Net sales	$935	$477	$1,932	$1,222
Cost of goods sold	742	397	1,543	1,004
Gross profit	193	80	389	218
Selling, general and administrative expenses	51	47	106	104
Other expense, net	—	15	1	31
Interest expense	24	20	45	36
Non-operating (income) expense	(26)	(4)	—	(8)
Reorganization items, net	(295)	—	(121)	—
Income before taxes	439	2	358	55
Tax expense	30	11	54	12
Net income (loss)	409	(9)	304	43
Less: preferred dividend	(24)	—	(24)	—
Net income (loss) available to common shareholders	$385	$(9)	$280	$43

Earnings income (loss) per common share
Basic	$5.53	$(0.12)	$3.84	$0.57
Diluted	$1.73	$(0.12)	$1.94	$0.57
Weighted average common shares outstanding
Basic	69,667,651	75,595,991	72,862,102	75,316,827
Diluted	235,754,538	75,845,511	156,364,349	75,837,459

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net income (loss)	$409	$(9)	$304	$43
Foreign exchange translation adjustment	(67)	(50)	43	(11)
Changes in fair value of effective cash flow hedges, net of tax	4	(2)	5	(2)
Changes in fair value of net investment hedges, net of tax	15	—	15	—
Total other comprehensive (loss) income, net of tax	(48)	(52)	63	(13)
Comprehensive income (loss)	$361	$(61)	$367	$30

GARRETT MOTION INC.

CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$401	$592
Restricted cash	215	101
Accounts, notes and other receivables – net	784	841
Inventories – net	275	235
Other current assets	59	110
Total current assets	1,734	1,879
Investments and long-term receivables	30	30
Property, plant and equipment – net	481	505
Goodwill	193	193
Deferred income taxes	261	275
Other assets	138	135
Total assets	$2,837	$3,017
LIABILITIES
Current liabilities:
Accounts payable	$1,114	$1,019
Borrowings under revolving credit facility	—	370
Current maturities of long-term debt	5	—
Debtor-in-possession Term Loan	—	200
Mandatorily redeemable Series B Preferred Stock	35	—
Accrued liabilities	338	248
Total current liabilities	1,492	1,837
Long-term debt	1,204	1,082
Mandatorily redeemable Series B Preferred Stock – long-term	550	—
Deferred income taxes	20	2
Other liabilities	277	114
Total liabilities not subject to compromise	3,543	3,035
Liabilities subject to compromise	—	2,290
Total liabilities	$3,543	$5,325
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; 247,768,962 shares issued and outstanding as of June 30, 2021	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 400,000,000 shares authorized, 65,050,367 and 76,229,578 issued and 65,050,367 and 75,813,634 outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid – in capital	1,332	28
Retained deficit	(1,972)	(2,207)
Accumulated other comprehensive loss	(66)	(129)
Total deficit	(706)	(2,308)
Total liabilities and deficit	$2,837	$3,017

GARRETT MOTION INC.

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2021	2020
	(Dollars in millions)
Cash flows from operating activities:
Net income	$304	$43
Adjustments to reconcile net income to net cash provided by operating activities:
Reorganization items, net	(373)	—
Deferred income taxes	3	(5)
Depreciation	47	37
Amortization of deferred financing costs	4	3
Foreign exchange loss	9	3
Stock compensation expense	3	6
Pension expense	(1)	—
Other	1	4
Changes in assets and liabilities:
Accounts, notes and other receivables	17	114
Inventories	(51)	(23)
Other assets	58	(11)
Accounts payable	(52)	(231)
Accrued liabilities	(2)	(16)
Obligations payable to Honeywell	(375)	(8)
Other liabilities	17	(11)
Net cash used for operating activities	$(391)	$(95)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(40)	(63)
Other	1	(1)
Net cash used for investing activities	$(39)	$(64)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock	1,301	—
Proceeds from issuance of long-term debt, net of deferred financing costs	1,221	—
Proceeds from revolving credit facility	—	1,023
Payments of long-term debt	(1,515)	(2)
Payments of revolving credit facility	(370)	(904)
Payments of debtor-in-possession financing	(200)	—
Payments for Cash-Out election	(69)	—
Revolving facility financing costs	(8)	—
Debtor-in-possession financing fees	(1)	—
Other	—	(3)
Net cash provided by financing activities	$359	$114
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(6)	(3)
Net decrease in cash, cash equivalents and restricted cash	(77)	(48)
Cash, cash equivalents and restricted cash at beginning of period	693	187
Cash, cash equivalents and restricted cash at end of period	$616	$139
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	32	7
Interest expense paid	57	30
Reorganization items paid	252	—
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Mandatorily redeemable Series B Preferred Stock	577	—

Reconciliation of Net Income to Adjusted EBITDA(1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net income (loss) — GAAP	$409	$(9)	$304	$43
Net interest expense	23	19	43	34
Tax expense	30	11	54	12
Depreciation	24	18	47	37
EBITDA (Non-GAAP)	$486	$39	$448	$126
Other expense, net (which consists of indemnification, asbestos and environmental expenses)(2)	—	14	—	30
Non-operating (income) expense (3)	(3)	(3)	(6)	(5)
Reorganization items, net(4)	(295)	—	(121)	—
Stock compensation expense (5)	1	4	3	6
Repositioning charges(6)	3	1	11	6
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(24)	(1)	9	(1)
Professional service costs(7)	—	9	—	9
Adjusted EBITDA (Non-GAAP)	$168	$63	$344	$171
Adjusted EBITDA Margin (Non-GAAP) %(8)	18.0%	13.2%	17.8%	14.0%

(1)

We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income/loss calculated in accordance with U.S. GAAP, plus the sum of net interest expense/income, tax expense/benefit and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of non-operating income/expense, other expenses, net (which consists of indemnification, asbestos and environmental expenses), stock compensation expense, reorganization items, net, repositioning charges and foreign exchange gain/loss on debt, net of related hedging gain/loss. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:

•

EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and

•

certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects comparability of our results.

In addition, our management may use Adjusted EBITDA in setting performance incentive targets in order to align performance measurement with operational performance.

(2)

The accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Honeywell Indemnity Agreement with Honeywell entered into on September 12, 2018, under which Garrett ASASCO is currently required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to Honeywell’s former Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Bendix business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The Plan as confirmed by the Bankruptcy Court includes a global settlement with Honeywell providing for, among other things, the full and final satisfaction, settlement, release, and discharge of all liabilities under or related to the Honeywell Indemnity Agreement, that certain Indemnification Guarantee Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Honeywell ASASCO 2 Inc. as payee, Garrett ASASCO as payor, and certain subsidiary guarantors as defined therein (the “Guarantee Agreement,” and together with the Honeywell Indemnity Agreement, the “Indemnity Agreements”) and the Tax Matters Agreement. See Note 22, Commitments and Contingencies of Notes to the Consolidated Interim Financial Statements.

(3)

Non-operating income adjustment includes the non-service component of pension expense and other expense, net and excludes interest income, equity income of affiliates, and the impact of foreign exchange.

(4)

The Company applied ASC 852 for periods subsequent to the Petition Date to distinguish transactions and events that were directly associated with the Company's reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 Cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.  The Company applied U.S. GAAP for period subsequent to the Effective Date. See Note 1, Background and Basis of Presentation of Notes to the Consolidated Interim Financial Statements.

(5)	Stock compensation expense adjustment includes only non-cash expenses.

(6)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.

(7)

Professional service costs consist of professional service fees related to strategic planning for the Company in the period before the Debtors filed for relief under Chapter 11 of the Bankruptcy Code in September 2020. We consider these costs to be unrelated to our ongoing core business operations.

(8)	Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Garrett
Reported sales % change	96%	(41%)	58%	(25%)
Less: Foreign currency translation	13%	(2%)	10%	(1%)
Constant currency sales % change	83%	(39%)	48%	(24%)

Gasoline
Reported sales % change	101%	(31%)	67%	(10%)
Less: Foreign currency translation	16%	(2%)	12%	(2%)
Constant currency sales % change	85%	(29%)	55%	(8%)

Diesel
Reported sales % change	129%	(55%)	64%	(37%)
Less: Foreign currency translation	18%	(1%)	12%	(1%)
Constant currency sales % change	111%	(54%)	52%	(36%)

Commercial vehicles
Reported sales % change	90%	(38%)	56%	(28%)
Less: Foreign currency translation	9%	(1%)	7%	(1%)
Constant currency sales % change	81%	(37%)	49%	(27%)

Aftermarket
Reported sales % change	46%	(29%)	27%	(23%)
Less: Foreign currency translation	6%	(1%)	5%	(1%)
Constant currency sales % change	40%	(28%)	22%	(22%)

Other Sales
Reported sales % change	25%	(29%)	19%	(27%)
Less: Foreign currency translation	7%	(1%)	7%	(2%)
Constant currency sales % change	18%	(28%)	12%	(25%)

1 We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Free Cash Flow and Net cash provided by operations less Expenditures for property, plant and equipment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net income (loss) — GAAP	$409	$(9)	$304	$43
Net interest expense	23	19	43	34
Tax expense	30	11	54	12
Depreciation	24	18	47	37
EBITDA (Non-GAAP)	486	39	448	126
Other expense, net (which consists of indemnification, asbestos and environmental expenses)	—	14	—	30
Non-operating income	(3)	(3)	(6)	(5)
Reorganization items, net	(295)	—	(121)	—
Stock compensation expense	1	4	3	6
Repositioning charges	3	1	11	6
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(24)	(1)	9	(1)
Professional service costs	—	9	—	9
Adjusted EBITDA (Non-GAAP)	168	63	344	171
Change in working capital (1)	(39)	(155)	(1)	(140)
Factoring and P-notes	14	7	(11)	7
Cash taxes	(17)	(3)	(32)	(6)
Capital expenditures	(22)	(24)	(40)	(63)
Other	34	(16)	34	(32)
Cash interest	(17)	(30)	(36)	(37)
Adjusted free cash flow (Non-GAAP)	121	(158)	258	(100)
Honeywell Indemnity Agreement	—	(2)	—	(41)
Stalking horse termination reimbursement	—	—	(79)	—
Chapter 11 professional service costs	(146)	(8)	(212)	(8)
Honeywell Settlement as per Emergence Agreement	(375)	—	(375)	—
Chapter 11 related cash interests	(20)	—	(20)	—
Stock compensation cash	(9)	—	(10)	—
Repositioning cash	(2)	(1)	(4)	(2)
Factoring and P-notes	(14)	(7)	11	(7)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$(445)	$(176)	$(431)	$(158)

1 Change in Working Capital Q2 2021 includes an adjustment of $85 million for retained advisors.

Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net cash (used for) operating activities (GAAP)	$(423)	$(152)	$(391)	$(95)
Expenditures for property, plant and equipment	(22)	(24)	(40)	(63)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$(445)	$(176)	$(431)	$(158)
Honeywell Indemnity Agreement expenses	—	2	—	41
Stalking horse termination reimbursement	—	—	79	—
Chapter 11 professional service costs	146	8	212	8
Honeywell Settlement as per Emergence Agreement	375	—	375	—
Chapter 11 related cash interests	20	—	20	—
Stock compensation cash	9	—	10	—
Repositioning cash	2	1	4	2
Factoring and P-notes	14	7	(11)	7
Adjusted free cash flow (Non-GAAP) (1,2)	$121	$(158)	$258	$(100)

1 Liquidity actions taken during Chapter 11 in Q1 related to Sales of Receivables have been adjusted back.

2 2020 Adjusted FCF reported number was restated to reflect updated definition which excludes liquidity actions such as sales of receivables.

Reconciliation of Net Income to Adjusted Free Cash Flow Conversion Rate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net income (loss) — GAAP	$409	$(9)	$304	$43
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	(24)	(1)	9	(1)
Other expense, net (which consists of indemnification, asbestos and environmental expenses)	—	14	—	30
Non-operating income	(3)	(3)	(6)	(5)
Reorganization items, net	(295)	—	(121)	—
Stock compensation expense	1	4	3	6
Repositioning charges	3	1	11	6
Non-recurring costs	—	9	—	9
Adjusted tax (income) expense (1,2)	(1)	6	(12)	(10)
Adjusted net income (Non-GAAP)	$90	$21	$188	$78
Adjusted free cash flow (3) (Non-GAAP)	$121	$(158)	$258	$(100)
Adjusted free cash flow conversion (Non-GAAP)	134%	(752%)	137%	(128%)

1 Adjusting items are tax effected at the same annual effective tax rate that was used at the time the adjusting item was originally recorded. If the adjusting item was not originally taxed at the annual effective tax rate, then the amount of the tax originally recorded is used.

2 Q1 2020 and Q1 2021 Adjusted Tax Expense (and consequently, Adjusted Net Income) reported numbers were restated to reflect an updated adjusted tax rate.

3 For Adjusted Free Cash Flow Reconciliation, please refer to slide for Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow.

Full Year 2021 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2021 Full Year
	Low End	High End
Reported net sales (% change)	23%	29%
Foreign currency translation	5%	6%
Full year 2021 Targeted Net Sales Growth at Constant Currency (Non-GAAP)	18%	23%

Full Year 2021 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2021 Full Year
	Low End	High End
Net income (loss) GAAP	$428	$468
Net interest expense	69	69
Tax expense	92	102
Depreciation	97	97
Full year 2021 Targeted EBITDA (Non-GAAP)	$686	$736
Non-operating income	(13)	(13)
Reorganization items, net	(118)	(118)
Stock compensation expense	15	15
Repositioning charges	11	11
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	9	9
Full year 2021 Targeted Adjusted EBITDA (Non-GAAP)	$590	$640

Full Year 2021 Outlook Reconciliation of Cash Flow from Operations less Expenditures for PP&E to Adjusted Free Cash Flow

	2021 Full Year
	Low End	High End
Net cash (used for) operating activities (GAAP)	$(291)	$(191)
Expenditures for property, plant and equipment	(112)	(112)
Net cash (used for) operating activities less expenditures for property, plant and equipment (Non-GAAP)	$(403)	$(303)
Cash payments for restructuring	706	706
Non-recurring cash items	(3)	(3)
Full year 2021 Targeted Adjusted Free Cash Flow (Non-GAAP)	$300	$400